Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of CarParts.com, Inc. of our reports dated March 15, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of CarParts.com, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of CarParts.com, Inc. for the year ended January 2, 2021.

/s/ RSM US LLP
Irvine, California
November 19, 2021